CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 106 to the Registration Statement No. 2-20256 on Form N-1A of our report dated February 16, 2006 relating to the financial statements and financial highlights of John Hancock Global Opportunities Fund (formerly the John Hancock Large Cap Intrinsic Value Fund) appearing in the corresponding Annual Report on Form N-CSR of John Hancock Large Cap Intrinsic Value Fund for the year ended December 31, 2005 and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

August 24, 2007